Exhibit 99.1
For Immediate Release
Press Release
Regeneron Reports Second Quarter 2008 Financial and
Operating Results
Tarrytown, New York (July 31, 2008) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the second quarter of 2008. The Company reported a net loss of $18.5 million, or $0.23 per share (basic and diluted), for the second quarter of 2008 compared with a net loss of $26.8 million, or $0.41 per share (basic and diluted), for the second quarter of 2007. The Company reported a net loss of $30.1 million, or $0.38 per share (basic and diluted), for the six months ended June 30, 2008 compared with a net loss of $56.7 million, or $0.86 per share (basic and diluted), for the same period in 2007.
At June 30, 2008, cash, restricted cash, and marketable securities totaled $744.5 million compared with $846.3 million at December 31, 2007. In the second quarter of 2008, the Company repurchased $81.3 million of its convertible senior subordinated notes. At June 30, 2008, $118.7 million of these convertible notes, which mature in October 2008, remained outstanding.
Current Business Highlights
ARCALYST® (rilonacept) – Inflammatory Diseases
In February 2008, the Company received marketing approval from the U.S. Food and Drug Administration (FDA) for ARCALYST® (rilonacept) Injection for Subcutaneous Use for the treatment of Cryopyrin-Associated Periodic Syndromes (CAPS), including Familial Cold Auto-inflammatory Syndrome (FCAS) and Muckle-Wells Syndrome (MWS) in adults and children 12 and older. In March 2008, ARCALYST became available for prescription in the United States and the Company began making shipments to its distributors. ARCALYST, an interleukin-1 (IL-1) blocker, is the only therapy approved for patients with CAPS, a group of rare, inherited, auto-inflammatory conditions characterized by life-long, recurrent symptoms of rash, fever/chills, joint pain, eye redness/pain, and fatigue. Intermittent, disruptive exacerbations or flares can be triggered at any time by exposure to cooling temperatures, stress, exercise, or other unknown stimuli. ARCALYST has also received Orphan Drug designation in the European Union for the treatment of CAPS.
Since ARCALYST became available for commercial sale, the Company has been transitioning the patients who participated in the CAPS pivotal study from clinical study drug to commercial quantities of ARCALYST. The Company expects this transition process to be completed this year and currently projects shipments of ARCALYST to its distributors to total approximately $10 million in 2008.
A Phase 2 safety and efficacy trial of ARCALYST is underway in the prevention of gout flares induced by the initiation of uric acid-lowering drug therapy used to control gout, with results expected in September 2008. The Company is also evaluating the potential use of ARCALYST® (rilonacept) in other indications in which IL-1 may play a role.
Aflibercept (VEGF Trap) – Oncology
In their collaboration to develop aflibercept for the treatment of cancer, Regeneron and sanofi-aventis currently are enrolling patients in four Phase 3 trials that combine aflibercept with standard chemotherapy regimens. One trial is evaluating aflibercept as a 2nd line treatment for metastatic colorectal cancer in combination with FOLFIRI (Folinic Acid (leucovorin), 5-fluorouracil, and irinotecan). A second trial is evaluating aflibercept as a 1st line treatment for metastatic pancreatic cancer in combination with gemcitabine. A third trial is evaluating aflibercept as a 1st line treatment for metastatic androgen independent prostate cancer in combination with docetaxel/prednisone. The fourth trial is evaluating aflibercept as a 2nd line treatment for metastatic non-small cell lung cancer in combination with docetaxel. All four trials are studying the current standard of chemotherapy care for the cancer being studied with and without aflibercept. In addition, a Phase 2 study of aflibercept in 1st line metastatic colorectal cancer in combination with Folinic Acid (leucovorin), 5-fluorouracil, and oxaliplatin is expected to begin later in 2008.
In May 2008, Regeneron and sanofi-aventis reported results of a randomized, double-blind, Phase 2 study of 215 women with advanced ovarian cancer (AOC) who were treated with aflibercept as a single-agent at a dose of either 2 milligrams per kilogram (mg/kg) or 4 mg/kg every two weeks. The study did not achieve its primary endpoint of demonstrating that patients in either arm of the study achieved a RECIST response rate, as assessed by an independent review committee (IRC), that was statistically significantly greater than 5 percent. Side effects of treatment with aflibercept were typical of this class of anti-angiogenic agents, with hypertension being the most common grade 3/4 adverse event. The results were consistent with the interim data of the same trial reported at the 2007 annual meeting of the American Society of Clinical Oncology (ASCO).
More than 13 studies are being or will be conducted in conjunction with the National Cancer Institute (NCI) Cancer Therapy Evaluation Program (CTEP) evaluating aflibercept as a single agent or in combination with chemotherapy regimens in a variety of cancer indications. At the 2008 ASCO meeting, investigators reported preliminary results of a study of single-agent aflibercept in 48 patients with either relapsed or first recurrence temozolomide-resistant glioblastoma multiforme or anaplastic glioma. Responses were achieved in 50 percent of patients with anaplastic glioma and 30 percent of patients with glioblastoma. Grade 3 adverse events included fatigue, hypertension, hand-foot syndrome, lymphopenia, thrombosis, and proteinuria.
VEGF Trap-Eye – Eye Diseases
VEGF Trap-Eye is a specially purified and formulated form of the VEGF Trap for use in intraocular applications. Regeneron and Bayer HealthCare initiated a Phase 3 global development program of VEGF Trap-Eye in the neovascular form of Age-related Macular Degeneration (wet AMD) in the third quarter of 2007. The first trial, known as VIEW 1 (VEGF Trap: Investigation of Efficacy and Safety in Wet age-related macular degeneration), is comparing VEGF Trap-Eye and ranibizumab (Lucentis®, a registered trademark of Genentech, Inc.), an anti-angiogenic agent approved for use in wet AMD. The trial is evaluating dosing intervals of four and eight weeks for VEGF Trap-Eye, compared with ranibizumab dosed according to its U.S. label every four weeks over the first year. In May 2008, Bayer HealthCare initiated a second, similar Phase 3 trial, known as VIEW 2, in the European Union and other parts of the world outside the U.S.
In April 2008, Regeneron and Bayer HealthCare announced the 32-week endpoint results of a Phase 2 study evaluating VEGF Trap-Eye in wet AMD, which were presented at the 2008 Association for Research in Vision and Ophthalmology (ARVO) meeting in Fort Lauderdale, Florida. The 32-week analysis showed that VEGF Trap-Eye dosed on a PRN (as-needed) dosing schedule maintained the statistically significant gain in visual acuity achieved after an initial 12-week fixed-dosing phase.
Regeneron and Bayer HealthCare are also developing VEGF Trap-Eye in diabetic macular edema (DME) and plan to initiate a Phase 2 study in patients with DME.
Monoclonal Antibodies
Regeneron and sanofi-aventis are collaborating on the discovery, development, and commercialization of fully human monoclonal antibodies generated by Regeneron using its VelocImmune® technology. The first therapeutic antibody to enter clinical development under the collaboration is REGN88, an antibody to the interleukin-6 receptor (IL-6R) that is being evaluated in rheumatoid arthritis. The Company plans to file Investigational New Drug Applications (INDs) for an antibody to Delta-like ligand-4 (Dll4) and one additional antibody product candidate by the end of 2008. The Company and sanofi-aventis plan to advance two to three new antibodies into clinical development each year.
Financial Results
Revenue
Regeneron’s total revenue increased to $60.7 million in the second quarter of 2008 from $22.2 million in the same quarter of 2007 and to $117.0 million for the first six months of 2008 from $38.0 million for the same period of 2007. Contract research and development revenue in the first half of 2008 principally related to the Company’s aflibercept and antibody collaborations with sanofi-aventis and the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare. In the first half of 2007, contract research and development revenue principally related to the Company’s aflibercept collaboration with sanofi-aventis. Technology licensing revenue related to the Company’s VelocImmune license agreements with AstraZeneca and Astellas.
Regeneron recognized contract research and development revenue of $12.4 million in the second quarter of 2008 and $26.2 million for the first six months of 2008 related to the Company’s aflibercept collaboration with sanofi-aventis, compared with $13.5 million and $25.3 million, respectively, for the same periods of 2007. Contract research and development revenue from the collaboration consisted of reimbursement of aflibercept development expenses incurred by the Company plus recognition of amounts related to $105.0 million of previously received and deferred non-refundable, up-front payments. Reimbursement of expenses decreased to $10.3 million in the second quarter of 2008 from $11.3 million in the comparable quarter of 2007, and increased to $22.0 million in the first six months of 2008 from $20.8 million in the same period of 2007. With respect to the $105.0 million of up-front payments from sanofi-aventis, $2.1 million was recognized in the second quarter of 2008 compared to $2.2 million in the same quarter of 2007, and $4.2 million was recognized in the first six months of 2008 compared to $4.5 million in the same period of 2007.
Sanofi-aventis also incurs aflibercept development expenses directly and these expenses are increasing because of the growing number of clinical trials sanofi-aventis is overseeing in the oncology program. During the term of the aflibercept collaboration, sanofi-aventis pays 100 percent of agreed-upon aflibercept development expenses incurred by both companies. Following commercialization of an aflibercept product, Regeneron, from its 50 percent share of aflibercept profits, will reimburse sanofi-aventis for 50 percent of aflibercept development expenses previously paid by sanofi-aventis.
Regeneron recognized contract research and development revenue of $26.2 million in the second quarter of 2008 and $48.1 million in the first half of 2008 related to the Company’s antibody collaboration with sanofi-aventis. In the second quarter, contract research and development revenue from the antibody collaboration consisted of $17.3 million for reimbursement of the Company’s expenses under the collaboration’s discovery agreement, $6.3 million for reimbursement of the Company’s development expenses, primarily related to REGN88, and $2.6 million related to an $85.0 million non-refundable, up-front payment, which was deferred upon receipt in December 2007. In the first half of 2008, contract research and development revenue from the antibody collaboration consisted of $32.4 million for reimbursement of the Company’s expenses under the discovery agreement, $10.5 million for reimbursement of the Company’s development expenses, primarily related to REGN88, and $5.2 million related to the $85.0 million up-front payment.
In connection with the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare, the Company received a $75.0 million non-refundable, up-front payment in October 2006 and a $20.0 million milestone payment in August 2007. Through September 30, 2007 all payments received from Bayer HealthCare, including the up-front and milestone payments and cost-sharing reimbursements were fully deferred and included in deferred revenue. In the fourth quarter of 2007, the Company commenced recognizing previously deferred payments from Bayer HealthCare and cost sharing of the Company’s VEGF Trap-Eye development expenses in the Company’s Statement of Operations through a cumulative catch-up. The $75.0 million non-refundable, up-front license payment and $20.0 million milestone payment are being recognized as contract research and development revenue over the related estimated performance period. In periods when the Company recognizes VEGF Trap-Eye development expenses that it incurs under the collaboration, the Company also recognizes, as contract research and development revenue, the portion of those VEGF Trap-Eye development expenses that is reimbursable from Bayer HealthCare. In periods when Bayer HealthCare incurs agreed upon VEGF Trap-Eye development expenses that benefit the collaboration and Regeneron, the Company also recognizes, as additional research and development expense, the portion of Bayer HealthCare’s VEGF Trap-Eye development expenses that the Company is obligated to reimburse.
In the second quarter of 2008, the Company recorded $10.2 million of contract research and development revenue from Bayer HealthCare, consisting of $3.3 million related to the $75.0 million up-front licensing payment and the $20.0 million milestone payment and $6.9 million related to the portion of the Company’s second quarter 2008 VEGF Trap-Eye development expenses that is reimbursable from Bayer HealthCare. In the first half of 2008, the Company recorded $19.2 million of contract research and development revenue from Bayer HealthCare, consisting of $6.6 million related to the up-front and milestone payments and $12.6 million related to the portion of the Company’s VEGF Trap-Eye development expenses for the first half of 2008 that is reimbursable from Bayer HealthCare.
Regeneron has entered into non-exclusive license agreements with AstraZeneca and Astellas that allow those companies to utilize VelocImmune® technology in their internal research programs to discover human monoclonal antibodies. Each company made a $20.0 million up-front, non-refundable payment in 2007 and agreed to make up to five additional annual payments of $20.0 million, subject to the ability to terminate their agreements after making three additional payments. Upon receipt, these payments are deferred and are recognized as revenue ratably over approximately the ensuing year of each agreement. Regeneron will also receive a mid-single-digit royalty on sales of any antibodies discovered utilizing VelocImmune. In the second quarter and for the first six months of 2008, the Company recognized $10.0 million and $20.0 million, respectively, of technology licensing revenue related to these agreements. In the second quarter and for the first six months of 2007, the Company recognized $6.3 million and $8.4 million, respectively, of technology licensing revenue related to these agreements.
ARCALYST® (rilonacept) Product Sales
In March 2008, the Company commenced shipping ARCALYST to its distributors. During the second quarter and first half of 2008, the Company shipped $1.6 million and $2.4 million, respectively, of ARCALYST, which was fully deferred at June 30, 2008 and classified as deferred revenue in the Company’s financial statements.
Expenses
Total operating expenses for the second quarter of 2008 were $80.0 million, 52 percent higher than the same period in 2007, and $152.3 million for the first six months of 2008, 49 percent higher than the same period in 2007. Average headcount increased to 771 in the second quarter of 2008 from 618 in the same period of 2007 and increased to 742 for the first half of 2008 from 602 in the same period of 2007, primarily as a result of the Company’s expanding research and development activities directed toward preclinical and clinical development of product candidates, including ARCALYST, aflibercept, VEGF Trap-Eye, and monoclonal antibodies (including REGN88 and the Dll4 antibody).
Operating expenses included non-cash compensation expense related to employee stock option and restricted stock awards of $8.2 million in the second quarter of 2008 and $16.5 million for the first six months of 2008, compared with $6.9 million and $13.5 million, respectively, for the same periods of 2007.
Research and development (R&D) expenses increased to $66.6 million in the second quarter of 2008 from $43.9 million in the comparable quarter of 2007, and to $127.8 million in the first six months of 2008 from $85.1 million in the same period of 2007. The Company incurred higher R&D costs primarily related to additional R&D headcount, clinical development costs for VEGF Trap-Eye and ARCALYST, and costs related to manufacturing supplies of REGN88, VEGF Trap-Eye, and the Dll4 antibody.
Selling, general, and administrative expenses increased to $13.4 million in the second quarter of 2008 from $8.9 million in the comparable quarter of 2007, and to $24.5 million in the first six months of 2008 from $17.1 million in the same period of 2007. In the first half of 2008, the Company incurred costs associated with the launch of ARCALYST. In addition, the Company incurred higher compensation expense and recruitment costs associated with expanding the Company’s headcount, and higher professional fees related to various general corporate matters.
Other Income and Expense
Investment income decreased to $4.5 million in the second quarter of 2008 from $6.8 million in the comparable quarter of 2007 and to $11.8 million in the first half of 2008 compared to $13.6 million in the first half of 2007. The decrease in investment income resulted primarily from lower yields on our cash and marketable securities, partly offset by higher cash and marketable securities balances in 2008 versus 2007.
In the second quarter of 2008, the Company repurchased $81.3 million in principal amount of its 5.5 percent Convertible Senior Subordinated Notes due October 17, 2008. In connection with the repurchased notes, the Company recognized a $0.9 million loss on early extinguishment of debt.
About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions. In addition to ARCALYST® (rilonacept) Injection for Subcutaneous Use, its first commercialized product, Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders. Additional information about Regeneron and recent news releases are available on Regeneron’s web site at www.regeneron.com
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, development programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of Regeneron’s drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize its product and drug candidates, competing drugs that are superior to Regeneron’s product and drug candidates, uncertainty of market acceptance of Regeneron’s product and drug candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including Regeneron’s agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended March 31, 2008. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts Information:

Laura Lindsay
Investor Relations	Media Relations
914.345.7640	914.345.7800
invest@regeneron.com	laura.lindsay@regeneron.com

Lauren Tortorete
Media Relations
212.845.5609
ltortorete@biosector2.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Cash, restricted cash, and marketable securities	$744,493	$846,279
Receivables	32,838	18,320
Property, plant, and equipment, net	64,231	58,304
Other assets	9,663	13,355

Total assets	$851,225	$936,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$38,289	$39,232
Deferred revenue	243,286	236,759
Notes payable	118,653	200,000
Stockholders’ equity	450,997	460,267

Total liabilities and stockholders’ equity	$851,225	$936,258

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
Revenues
Contract research and development	$50,653	$15,917	$97,036	$29,562
Technology licensing	10,000	6,278	20,000	8,421

	60,653	22,195	117,036	37,983

Expenses
Research and development	66,577	43,864	127,847	85,099
Selling, general, and administrative	13,465	8,935	24,489	17,137

	80,042	52,799	152,336	102,236

Loss from operations	(19,389)	(30,604)	(35,300)	(64,253)

Other income (expense)
Investment income	4,535	6,841	11,839	13,584
Interest expense	(2,674)	(3,011)	(5,685)	(6,022)
Loss on early extinguishment of debt	(931)		(931)

	930	3,830	5,223	7,562

Net loss	$(18,459)	$(26,774)	$(30,077)	$(56,691)

Net loss per share amounts, basic and diluted	$(0.23)	$(0.41)	$(0.38)	$(0.86)

Weighted average shares outstanding, basic and diluted	78,689	65,950	78,591	65,757